As filed with the Securities and Exchange Commission on June 25, 2013

File No. 000-51296

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

COMMUNITY FINANCIAL SHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	36-4387843
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

357 Roosevelt Road

Glen Ellyn, Illinois 60137

(Address of registrant’s principal executive offices)

(630) 545-0900

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to 12(b) of the Act:

None

Securities to be registered pursuant to 12(g) of the Act:

Common Stock, par value $0.01 per share

(Title of each class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Explanatory Note

Effective as of June 25, 2013, Community Financial Shares, Inc. changed its state of incorporation from Delaware to Maryland. This reincorporation was effectuated by a merger (the “Reincorporation Merger”) of Community Financial Shares, Inc., a Delaware corporation (“CFIS-Delaware”), with and into Community Financial Shares, Inc., a Maryland corporation (“CFIS-Maryland”), then a wholly owned Maryland subsidiary established for such purpose. The Reincorporation Merger was approved by the requisite vote of stockholders at CFIS-Delaware’s Annual Meeting of Stockholders on June 13, 2013. As a result of the Reincorporation Merger, CFIS-Maryland is deemed to be the successor issuer of CFIS-Delaware under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CFIS-Delaware and CFIS-Maryland, as issuer and successor issuer, respectively, under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the “Registrant.”

The Registrant is filing this Amendment No. 2 to Form 10 (the “Registration Statement”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Maryland from the State of Delaware via the Reincorporation Merger.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Amendment No. 2, the Registrant, as successor issuer to CFIS-Delaware pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

COMMUNITY FINANCIAL SHARES, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Cross Reference Sheet Between Annual Report on Form 10-K for the

Year Ended December 31, 2012 and Items of Form 10

Certain information required to be included herein is incorporated by reference to specifically identified portions of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the U.S. Securities and Exchange Commission on March 29, 2013 (the “Form 10-K”). The financial information included in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the U.S. Securities and Exchange Commission on May 14, 2013 (the “Form 10-Q”), is also incorporated herein by reference. None of the information contained in the Form 10-K or the Form 10-Q shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item No.	Caption	Incorporated by Reference to the Following Section(s) of the Form 10-K:
1	Business	Part I, Item 1 — Business
1A	Risk Factors	Part I, Item 1A — Risk Factors
2	Financial Information	Part II, Item 6 — Selected Financial Data; Part II, Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations; Part II, Item 7A — Quantitative and Qualitative Disclosures About Market Risk
3	Properties	Part I, Item 2 — Properties
4	Security Ownership of Certain Beneficial Owners and Management	Part III, Item 12 — Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
5	Directors and Executive Officers	Part III, Item 10 — Directors, Executive Officers and Corporation Governance
6	Executive Compensation	Part III, Item 11 — Executive Compensation
7	Certain Relationships and Related Transactions, and Director Independence	Part III, Item 13 — Certain Relationships, Related Transactions, and Director Independence
8	Legal Proceedings	Part I, Item 3 — Legal Proceedings
9	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	Part II, Item 5 — Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
13	Financial Statements and Supplementary Data	Part II, Item 8 — Financial Statements and Supplementary Data
14	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Part II, Item 9 — Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Form 10 Information Not Included in the Registrant’s Annual Report on

Form 10-K for the Year Ended December 31, 2012

Item 10.	Recent Sales of Unregistered Securities

As described in the Current Report on Form 8-K filed by Community Financial Shares, Inc. (the “Registrant”) on November 14, 2012 with the Securities and Exchange Commission (the “SEC”), the Registrant entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors and members of the Registrant’s Board of Directors and executive management team pursuant to which the Registrant agreed to issue an aggregate of $24.0 million in common stock and convertible preferred stock in a private placement offering (the “Offering”).

On December 21, 2012, the Registrant consummated the first closing of the Offering, pursuant to which it issued to investors and members of the Registrant’s Board of Directors and executive management team an aggregate 4,315,300 shares of common stock at $1.00 per share, 133,411 shares of Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) at $100.00 per share, 56,708 shares of Series D Convertible Noncumulative Perpetual Preferred Stock (the “Series D Preferred Stock”) at $100.00 per share and 6,728 shares of Series E Convertible Noncumulative Perpetual Preferred Stock (the “Series E Preferred Stock”) at $100.00 per share.

The shares of common stock and preferred stock sold to the investors and members of the Registrant’s Board of Directors and executive management team were issued in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, as promulgated by the SEC.

Item 11.	Description of Registrant’s Securities to be Registered

The Registrant is currently authorized to issue 75,000,000 shares of common stock, $0.01 par value per share.

Dividend Rights. Subject to the rights of the holders of the Registrant’s Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, holders of the Registrant’s common stock are entitled to receive such dividends as may be declared by the Registrant’s board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of the Registrant’s common stock upon the Registrant’s liquidation.

Voting Rights. Each outstanding share of the Registrant’s common stock shall entitle the holder thereof to one vote on all matters which are to be voted on, including the election of directors. Voting on all matters is non-cumulative. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. Subject to the rights and preferences of the holders of the Registrant’s Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the affirmative vote of a majority of all shares of the Registrant entitled to vote permits (1) the amendment, alteration, change or repeal of the Registrant’s Certificate of Incorporation; (2) the approval of a merger or consolidation with or into another corporation; (3) the sale, lease or other exchange of all or substantially all of the Registrant’s assets; or (4) the dissolution of the Registrant. Stockholders have or will have appraisal rights in connection with a merger or consolidation, but will not have appraisal rights in the event of a sale of all or substantially all of the Registrant’s assets.

Liquidation Rights. Subject to the rights and preferences of the holders of the Registrant’s Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, in the event of liquidation of the Registrant, the holders of the Registrant’s common stock shall be entitled to receive, pro rata, all the remaining assets available for distribution to stockholders.

Other Rights. Except as provided for in the Securities Purchase Agreement, common shareholders have no preemptive rights to purchase additional securities that may be issued by the Registrant in the future. There are no redemption or conversion provisions applicable to the Registrant’s common stock, and common shareholders are not liable for any further capital call or assessment.

Item 12.	Indemnification of Directors and Officers

Pursuant to the provisions of the Maryland Code, the registrant has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred in connection with services performed in good faith for the registrant.

Article XII of the Registrant’s Bylaws provides that:

The corporation shall indemnify and advance expenses to any and all directors, officers, employees and agents of the corporation to the fullest extent permitted by Section 2-418 of the Maryland Code, as the same may be amended and supplemented, unless it is established that (i) the act or omission was material to the matter giving rise to the liability and was omitted in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The rights to indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the repeal nor modification of this Article XII, or the adoption of any provision to these Articles of Incorporation that is inconsistent with this Article XII, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.

The Maryland Code permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The Maryland Code provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The Maryland Code also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Similar to the Delaware Code, the Maryland Code provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The Maryland Code provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of the registrant pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 15.	Financial Statements and Exhibits

The exhibits and filed as a part of this registration statement are as follows:

2.1	Agreement and Plan of Merger, dated April 23, 2013, by and between Community Financial Shares, Inc., a Delaware corporation, and Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

3.1	Articles of Incorporation of Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix B to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

3.2	Bylaws of Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix C to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the year ended December 31, 2005)

4.2	Community Bank – Wheaton/Glen Ellyn Non-Qualified Stock Option Plan, as amended effective November 29, 2006 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10-K for the year ended December 31, 2006)

4.3	Certificate of Designations establishing Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

4.4	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

4.5	Certificate of Designations establishing Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

4.6	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

4.7	Articles Supplementary establishing Series C Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

4.8	Form of Stock Certificate for Series C Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on December 26, 2012)

4.9	Articles Supplementary establishing Series D Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

4.10	Form of Stock Certificate for Series D Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on December 26, 2012)

4.11	Articles Supplementary establishing Series E Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

4.12	Form of Stock Certificate for Series E Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed on December 26, 2012)

10.1	Securities Purchase Agreement, dated as of November 13, 2012, between Community Financial Shares, Inc. and the purchasers identified therein (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)

10.2	Registration Rights Agreement, dated as of November 13, 2012, between Community Financial Shares, Inc. and the purchasers identified therein (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)

10.3	Securities Purchase Agreement, dated as of November 13, 2012, between Community Financial Shares, Inc. and the U.S. Department of Treasury (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)

10.4	Consent Order issued by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 26, 2011)

10.5	Stipulation and Consent to the Issuance of a Consent Order dated January 21, 2011 between the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation and Community Bank – Wheaton/Glen Ellyn, Glen Ellyn, Illinois (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 26, 2011)

10.6	Form of Community Bank Directors Retirement Plan Agreement (Incorporated by reference to Exhibit 10.0 to the Registrant’s Form 10- KSB for the year ended December 31, 2000)*

10.7	Form of Community Bank Directors Deferred Compensation Agreement (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-K for the year ended December 31, 2005)*

10.8	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Scott W. Hamer (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-K for the year ended December 31, 2011)*

10.9	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Eric J. Wedeen (Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the year ended December 31, 2008)*

10.10	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Christopher P. Barton (Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-K for the year ended December 31, 2011)*

10.11	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Jeffrey A. Vock (Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-K for the year ended December 31, 2011)*

10.12	Executive Compensation Supplemental Benefit Agreement between Community Bank – Wheaton/Glen Ellyn and Scott W. Hamer (Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-K for the year ended December 31, 2011)*

10.13	Consent Order issued by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 26, 2011)

*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNITY FINANCIAL SHARES, INC.

Dated: June 25, 2013	By:	/s/ Scott W. Hamer
Scott W. Hamer
President and Chief Executive Officer